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                                   EXHIBIT 11
                                   ----------


                      BROWN & SHARPE MANUFACTURING COMPANY
                      ------------------------------------
                         COMPUTATION OF PER SHARE DATA
                         -----------------------------
                  (Dollars in Thousands Except Per Share Data)

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
                                                    For the Quarter Ended
                                                    ---------------------
                                                March 31, 1995     April 2, 1994
                                                ---------------    --------------
Computation of income (loss):
 Net income (loss) used for computation
  of primary earnings per share                     $(1,455)            $(2,874)
 Add interest expense, net of taxes,
  assuming conversion of debentures                     208                 226
                                                     ------              ------
 Net income (loss) used for computation
  of fully diluted earnings per share               $(1,247)            $(2,648)
                                                     ======              ======

Computation of shares:
 Weighted average number of common shares
  outstanding during the period                   8,680,146           5,037,507
 Dilutive stock options                                  --                  --
                                                  ---------           ---------
 Weighted average number of common shares
  used for computation of
  primary earnings per share                      8,680,146           5,037,507
 Additional dilutive stock options                       --                  --
 Assumed conversion of convertible
  debentures                                        571,429             609,523
                                                  ---------           ---------
 Weighted average number of common
  shares used for computation of
  fully diluted earnings per share                9,251,575           5,647,030
                                                  =========           =========

Per common share:
 Primary and fully diluted net income
  (loss) per share                                    $(.17)              $(.57)
                                                      =====               =====
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